UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

TREEHOUSE FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32504

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2021 Spring Road Suite 600 Oak Brook, IL	60523
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 483-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

(b), (c), (d) and (e)

Chief Executive Officer Transition

On March 5, 2018, TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) announced a number of actions resulting in the transition of the Company’s executive leadership from Sam K. Reed to Steven Oakland. In connection with such transition, Sam K. Reed will retire from his position as President and Chief Executive Officer of the Company, effective March 26, 2018, pursuant to his Employment Agreement Amendment (as defined below). The Board of Directors of the Company (the “Board”) appointed Steven Oakland to succeed Mr. Reed as President and Chief Executive Officer of the Company, effective March 26, 2018, and also appointed Mr. Oakland as a member of the Board on March 2, 2018, for a term ending on the date of the 2018 annual meeting of stockholders of the Company. Mr. Oakland also has been nominated to stand for election at the Company’s 2018 annual meeting of stockholders for a three-year term ending in 2021. Mr. Reed will continue serve on the Board in the role of non-Executive Chairman until July 1, 2018, at which time Mr. Reed will retire from the Board. Finally, the Board has appointed Gary D. Smith to serve as Chairman of the Board, effective July 1, 2018, upon conclusion of Mr. Reed’s tenure as Chairman.

Mr. Oakland, age 56, has served as Vice Chair and President, U.S. Food and Beverage of The J.M. Smucker Company (“Smucker’s”) (NYSE: SJM), a manufacturer of branded food products, since May 2016. He previously served as President, Coffee and Foodservice of Smucker’s from April 2015 to April 2016; President, International Food Service of Smucker’s from May 2011 to March 2015; and President, U.S. Retail-Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. Mr. Oakland has spent most of his career at Smucker’s, serving in increasingly senior positions, including General Manager of Smucker’s Canadian operations from 1995 to 1999. Mr. Oakland currently serves on the board of directors of Foot Locker, Inc. (NYSE: FL), an athletic footwear and apparel retailer, Foster Farms, a privately-held poultry company, and MTD Products Corporation, a privately-held outdoor products manufacturer. Mr. Oakland earned his B.A in Marketing and Economics from Mount Union College.

Mr. Oakland was appointed to the Board pursuant to the terms of his Employment Agreement (as defined below). Mr. Oakland does not have any family relationship with any director or executive officer, or any person nominated to be a director or executive officer of the Company, and Mr. Oakland has no interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with Steven Oakland

In connection with his appointment as President and Chief Executive Officer of the Company, the Company entered into an Employment Agreement with Mr. Oakland, effective as of March 2, 2018 (the “Employment Agreement”). The Employment Agreement has an initial term of three years, with automatic renewals for additional one year periods thereafter unless either party gives the other party 90 days’ advance written notice of intent not to renew the then current term. Pursuant to the Employment Agreement, Mr. Oakland will receive an annual base salary of $1,000,000 and he will be eligible to receive annual incentive bonuses with a target amount equal to 130% of his base salary. Mr. Oakland will also be eligible for annual awards under the Company’s long-term incentive plan, with each annual award approximately equal in aggregate value to $5,000,000. In addition, Mr. Oakland will receive (i) a special grant of restricted stock units approximately equal in value to $1,000,000, which grant will vest in full on the third anniversary of Mr. Oakland’s commencement of employment with the Company, subject to his continued employment through such date, (ii) a one-time cash payment equal to the value of 18,896 shares of common stock of Mr. Oakland’s immediately prior employer that Mr. Oakland forfeited upon terminating employment with such employer, the value of which will be calculated using the 30-day historical average closing price of the prior employer’s stock as of the day prior to the announcement of Mr. Oakland’s departure, and (iii) a one-time cash payment equal to $300,000. Mr. Oakland will be required to reimburse the Company for the cash payments described in the foregoing clauses (ii) and (iii) if Mr. Oakland’s employment with the Company is terminated by the Company for “Cause” or due to Mr. Oakland’s resignation without Good Reason (as such terms are defined in the Employment Agreement), in each case, prior to the second anniversary of Mr. Oakland’s commencement of employment with the Company. Mr. Oakland will be eligible to participate in the employee benefits plans and programs generally available to officers of TreeHouse, including a relocation assistance program, and will be eligible for an annual perquisite allowance of $25,000.

Pursuant to the Employment Agreement, Mr. Oakland is entitled to receive severance benefits upon certain terminations of his employment with the Company, subject to Mr. Oakland’s timely execution and non-revocation of a waiver and release of claims. In the event that Mr. Oakland’s employment is terminated by TreeHouse without “Cause” or by Mr. Oakland for “Good Reason”, Mr. Oakland will be entitled to receive cash severance in an amount equal to the sum of (i) two times his annual base salary and (ii) two times his target annual incentive bonus for the year of termination. If such a termination without “Cause” or for “Good Reason” occurs within the two-year period immediately following a “Change of Control” (as such term is defined in the Employment Agreement), in lieu of the severance payment described in the preceding sentence, Mr. Oakland will be entitled to receive cash severance in an amount equal to the sum of (i) three times his annual base salary and (ii) three times his target annual incentive bonus for the year of termination. In the event of a termination of Mr. Oakland’s employment with the Company without “Cause,” for “Good Reason” or due to Mr. Oakland’s “Disability” (as defined in the Employment Agreement), Mr. Oakland will also be entitled to continued participation in the medical, dental, hospitalization and life insurance benefit plans in which he was participating as of the date of termination until the last day of the second full taxable year following the date of termination, unless Mr. Oakland is terminated in connection with a Change Of Control, in which case he shall receive such benefits until the last day of the third full taxable year following the date of termination.

Pursuant to the Employment Agreement, Mr. Oakland is subject to a nondisclosure covenant regarding confidential information, a twelve-month post-termination non-competition covenant and a twelve-month post-termination non-solicitation covenant.

The foregoing description of the terms of Employment Agreement is not complete and is qualified in its entirety by the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Additionally, on March 5, 2018, TreeHouse issued a press release announcing the appointment of Mr. Oakland. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Amendment to Employment Agreement with Sam K. Reed

On March 4, 2018, the Company entered into an Amendment to Amended and Restated Employment Agreement (the “Employment Agreement Amendment”) with Mr. Reed pursuant to which Mr. Reed will retire from his position as President and Chief Executive Officer, effective March 26, 2018, and from his position as Chairman of the Board, effective July 1, 2018. Pursuant to the Employment Agreement Amendment, following his retirement as President and Chief Executive Officer on March 26, 2018 until December 31, 2018, Mr. Reed will serve as an advisor and, as reasonably requested by Mr. Oakland, be available to provide advice and business information in order to ensure an orderly transition.

In consideration for the services to be provided by Mr. Reed through December 31, 2018, Mr. Reed will receive (i) a pro-rata bonus equal to $355,000 in respect of the portion of the Company’s 2018 fiscal year during which he served as President Chief Executive Officer of the Company, (ii) an award consisting of 76,187 restricted stock units (“RSUs”) and 76,187 performance share units (“PSUs”), subject to adjustment based on the price per share on the grant date as described in the Employment Agreement Amendment, and (iii) full vesting of all RSUs, PSUs and stock options held by Mr. Reed effective as of the conclusion of his advisory service on December 31, 2018, subject to certain exceptions.

The foregoing description of the terms of Employment Agreement Amendment is not complete and is qualified in its entirety by the full text of the Employment Agreement Amendment, which is attached hereto as Exhibit 10.2, and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1*	Employment Agreement, dated March 2, 2018, between TreeHouse and Steven Oakland

10.2*	Amendment to Amended and Restated Employment Agreement, dated March 4, 2018, between TreeHouse and Sam K. Reed

99.1	Press Release, dated March 5, 2018, announcing the appointment of Steven Oakland

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date: March 5, 2018	By:	/s/ Thomas E. O’Neill
Thomas E. O’Neill
General Counsel, Executive Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant